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                                               Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.:333-38759


                             ARMOR HOLDINGS, INC.
                           SUPPLEMENT TO PROSPECTUS
                            DATED DECEMBER 17, 1997

An aggregate of 64,876 shares of Common Stock covered by this Prospectus were issued recently to Gerard P. Burke (the "Seller") in connection with the acquisition by the Company of all of the issued and outstanding capital stock of The Parvus Company, a Maryland corporation ("Parvus"). The dollar amount of Parvus' revenues and assets are not significant to the financial condition or results of operations of the Company, and 64,876 shares issued to the Seller represents less than 1% of the Company's issued and outstanding stock. The shares of Common Stock issued to the Seller may be offered from time to time as described under "Selling Stockholders."

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings assigned to such terms in the Prospectus.

     The date of this Prospectus Supplement is May 11, 1999